PRICE COMMUNICATIONS CORPORATION
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News Release                                                      Contact:
May 10, 2004                                                     Robert Price
                                                                 212-757-5600

                        PRICE COMMUNICATIONS CORPORATION
                      ANNOUNCES EPS OF $.11 FOR 1ST Q 2004

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          Price Communications Corporation (NYSE:PR) announced today its results for the quarter ended March 31, 2004. Earnings per share were $.11 for the quarter compared to $.08 for the quarter ended March 31, 2003, primarily due to gains realized and dividends received on the Company's investments in marketable securities. The following table presents the highlights for the quarter.

                                                   THREE MONTHS ENDED
                                                         MARCH 31,
                                                          (000'S)
        ------------------------------------------ ------------ ----------
                                                      2004        2003
        ------------------------------------------ ------------ ----------
        NET INCOME PER SHARE (BASIC)                 $0.11       $0.08
        INCOME FROM VERIZON PARTNERSHIP             $8,299      $8,056
        OTHER INCOME, NET                            4,459       1,733
        NET INCOME                                   6,130       4,556
        WEIGHTED AVERAGE SHARES OUTSTANDING         53,897      54,502

          In connection with the results, Robert Price, President of the Company said:

               "We are pleased to report these results. During April our Board authorized the repurchase of an additional 1 million common shares in the open market or in privately negotiated transactions and earlier this week declared a 5% stock dividend to stockholders of record on May 17, 2004, payable on May 24.

               We look forward to continuing the growth of this corporation by seeking prudent new business opportunities including mutual fund management companies, banks, cellular properties, independent telephone companies, broadcasting and/or publishing companies, and the idea of converting our company into a closed-end investment company."

          On August 15, 2002 Price Communications Corporation completed the exchange of its cellular business to Verizon, when the cellular telephone assets of its Price Communications Wireless subsidiary were exchanged for a preferred limited partnership interest in a new partnership controlled by Verizon Wireless. This interest will be exchangeable in 2006 into the common stock of Verizon Communications, Inc. or possibly earlier if a Verizon Wireless IPO occurs.

          Price Communications Corporation is a New York Stock Exchange public company. It is also traded on the Chicago Stock Exchange (symbol:PR.M), the Boston Stock Exchange (symbol:PR.B), the Pacific Stock Exchange (symbol:PR.P), and trades in Euros on the Frankfurt and Munich Stock Exchanges. It is headquartered in New York City.

                    This press release contains certain
               forward-looking statements. Actual results may differ materially from those projected or implied in such forward-looking statements. Such forward-looking information involves risks and uncertainties that could significantly affect expected results. These risks and uncertainties are discussed in the Company's SEC filings, including, but not limited to, the Company's Annual Report on Form 10-K.



                 45 Rockefeller Plaza, New York, New York 10020